Exhibit 5.1

Our Ref: 1185199

25 March 2025

GenEmbryomics Limited

Australia Square

Level 14, 264-278 George St

SYDNEY NSW 2000

Dear Directors

GenEmbryomics Limited - Registration Statement on Form F-1

We have acted as Australian legal counsel to GenEmbryomics Limited ACN 631 082 418 (Company), a public company limited by shares incorporated under the laws of the Commonwealth of Australia, in connection with its filing with the U.S. Securities and Exchange Commission (Commission) of a registration statement on Form F-1 under the U.S. Securities Act of 1993, as amended (Securities Act) (Registration Statement).

The Registration Statement relates to the proposed offer, issue and sale by the Company to the public, as set out in the prospectus forming part of the Registration Statement (Prospectus) of up to 1,259,250 ordinary shares (Shares) of the Company, which includes 1,095,000 Shares to investors and up to 164,250 Shares which may be purchased by Wallachbeth Capital LLC (the Underwriter) pursuant to an over-allotment option in the underwriting Agreement proposed to be entered into between the Underwriter and the Company (Underwriting Agreement)

1.	Documents examined

1.1	For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Registration Statement, including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the Commission;

(b)	the Prospectus forming part of that Registration Statement;

(c)	the Underwriting Agreement;

(d)	the constitution of the Company effective 9 February 2024 (Constitution); and

(e)	certificate of incorporation of the Company and a certificate of name change.

1.2	We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

Level 14, Australia Square, 264-278 George Street, Sydney NSW 2000 Australia GPO Box 5408, Sydney NSW 2001 Australia	Telephone +61 2 9334 8555 Facsimile 1300 369 656 (Australia) +61 2 8507 6584 (International) hwlebsworth.com.au	Adelaide Brisbane Canberra Darwin Hobart Melbourne Norwest Perth Sydney

2.	Searches

2.1	For the purposes of this opinion, we have relied on:

(a)

a search that is available to the public in extract form in relation to the Company from the companies register maintained by the Australian Securities and Investments Commission (ASIC) on 25 March 2025 at 10:56am (Sydney time); and

(b)	a search of the Company on the publicly available electronic Insolvency Notices register on 25 March 2025 at 5:00pm (Sydney time).

2.2	We have not made any other searches for the purposes of giving this opinion.

3.	Assumptions

3.1	For the purpose of the opinions expressed herein, we have assumed without independent investigation or verification that:

(a)

the genuineness of all signatures, seals, dates, duty stamps and markings and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies;

(b)	each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares;

(d)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares under the Prospectus;

(e)	the Company does not own or lease any freehold land in Australia;

(f)	any resale of Shares by existing shareholders of the Company is to occur within the United States and for the avoidance of doubt outside of Australia or to Australian residents;

(g)	all documents, instruments and certificates submitted to us have not been modified, amended or terminated by subsequent actions or agreements of which we are not aware;

(h)	any facts which may give reason to question the validity, continuing effectiveness or lawfulness of any document or instrument have been drawn to our attention;

(i)

all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(j)

any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(k)

resolutions of the board of Directors of the Company (the Board) that we have relied upon for the purposes of this opinion have not been, and will not be, varied or revoked after the date of this opinion and that the meetings of the Board involving each Director of the Board, at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed;

(l)	no Director was interested in a matter the subject of a board resolution, except as permitted by the constitution of the Company or the Corporations Act 2001 (Cth) (Corporations Act); and

(m)

all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing and undertaking a search of the companies register maintained by ASIC as noted in paragraph 2.1(a), in order for us to provide this opinion.

3.2

The fact that the above assumptions have been made does not imply that we have made any inquiry to verify them. However, nothing has come to our attention in the course of our involvement in the filing of the Registration Statement which has caused us to believe, and we do not believe, that any of these assumptions are incorrect.

4.	Qualifications

4.1	Our opinions expressed in this opinion are subject to the following qualifications:

(a)	we have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company;

(b)

this opinion must be construed and interpreted in accordance with the laws of the Commonwealth of Australia, and the opinion is given in respect of the laws of the Commonwealth of Australia as applied by the courts of the Commonwealth of Australia as at the date of this opinion. We have made no investigation of the laws of any jurisdiction other than those of the Commonwealth of Australia and we do not express or imply any opinion as to the laws of any jurisdiction other than those of the Commonwealth of Australia. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

(c)

this opinion is furnished in accordance with the requirements of Item 8.a. of Form F-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement and the related Prospectus, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose;

(d)	we express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, taxation, commercial or actuarial matters;

(e)	we are not, in this opinion, giving an opinion on, and do not assume any responsibility for the accuracy, fairness or completeness of, any statement contained in the Registration Statement; and

(f)

the statements made and opinions given in this opinion are based on the knowledge of those partners and solicitors of HWL Ebsworth Lawyers directly engaged in advising the Company in relation to the filing of the Registration Statement.

5.	Opinions

5.1	Subject to the assumptions and qualifications set out in this opinion, we are of the opinion:

(a)

the Company is duly incorporated and validly existing under the laws of Australia and in ‘good standing’ (as the term ‘good standing’ is not defined under the laws of the Commonwealth of Australia, we have assumed that the expression means that there are no current orders for the winding up of the Company, no appointment of a liquidator of the Company, no appointment of a receiver to all or a substantial part of its assets and no notice of its proposed deregistration); and

(b)

on issue of the Shares against payment for the Shares offered under the Registration Statement, the Shares will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company in their capacity solely as holders of such Shares).

5.2

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities, the offering or the contents or generally the compliance of the Prospectus or any other matters under any applicable US laws or regulations.

6.	Applicability

6.1

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

6.2

This opinion is given in respect of the laws of New South Wales and the Commonwealth of Australia which are in force at 9:00 am (Sydney time) as at the date of this opinion. We have not investigated and do not express any view about, any law other than that of Australia.

6.3	This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

6.4

This opinion is deemed to be given as of the date of this letter and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

Yours sincerely

/s/ Grant Hummel

Grant Hummel

Partner

HWL Ebsworth Lawyers

+61 2 9334 8681

ghummel@hwle.com.au